Exhibit 99.3

TRANSACTIONS in Common Shares Effected

DURING THE PAST 60 DAYS

The following table sets forth all transactions with respect to Common Shares of Globus Maritime Limited effected during the past 60 days by the Reporting Persons and/or on behalf of the Reporting Persons in respect of the Common Shares. All such transactions were purchases or sales of Common Shares effected in the open market on the Nasdaq Capital Market, and the table does not include commissions paid in per Common Share prices.

Trade Date	Reporting Person Effecting Transaction	Buy/Sell	Quantity	Price Per Common Share ($)
June 18, 2026	Firment Shipping Inc.	Buy	3,670	2.70
June 18, 2026	Firment Shipping Inc.	Buy	12,154	2.70
June 18, 2026	Firment Shipping Inc.	Buy	8,418	2.70
June 18, 2026	Firment Shipping Inc.	Buy	200	2.70
June 18, 2026	Firment Shipping Inc.	Buy	67,344	2.70
June 18, 2026	Firment Shipping Inc.	Buy	8,214	2.70
June 18, 2026	Firment Shipping Inc.	Buy	1,300	2.70
June 18, 2026	Firment Shipping Inc.	Buy	900	2.70
June 18, 2026	Firment Shipping Inc.	Buy	1,600	2.70
June 18, 2026	Firment Shipping Inc.	Buy	100	2.70
June 18, 2026	Firment Shipping Inc.	Buy	2,500	2.70
July 13, 2026	Firment Shipping Inc.	Buy	36,200	2.75
July 13, 2026	Firment Shipping Inc.	Buy	240	2.75
July 13, 2026	Firment Shipping Inc.	Buy	100	2.75
July 13, 2026	Firment Shipping Inc.	Buy	1,100	2.75
July 13, 2026	Firment Shipping Inc.	Buy	110	2.75
July 13, 2026	Firment Shipping Inc.	Buy	1	2.75
July 13, 2026	Firment Shipping Inc.	Buy	19,280	2.75
July 13, 2026	Firment Shipping Inc.	Buy	57,520	2.75
July 13, 2026	Firment Shipping Inc.	Buy	100	2.75
July 13, 2026	Firment Shipping Inc.	Buy	115	2.75